Richard A. Eisner & Company, LLP
-------------------------------------------------------------------------------
                                                    Accountants and Consultants


RAE



June 6, 1997


The Securities & Exchange Commission
Washington, DC  20549


RE:  UniHolding Corporation (the "Company") File #0-9833
     Form 8-K dated May 30, 1997


         We have read the Form 8-K described above.

         With respect to Item 4.(g) the matters referred to might also materially impact the fairness or reliability of the 10Qs covering the quarters ended August 31, 1996 and November 30, 1996 and might have prevented us from issuing an unqualified report for the year ended May 31, 1997 had we been engaged to audit such year.

         In addition, we advised the Company on May 27, 1997 that it should book a provision for U.S. income taxes on certain transactions; and, that it should limit the recognition of gain realized on the private sales of shares in a subsidiary to the gain on 5% of the subsidiaries shares and not the 10% it had recorded. These adjustments would materially impact the fairness of the financial statements included in the Company's 10 Q filed on May 29, 1997, and the failure to make them could cause us to withhold our consent to the inclusion of our report on previous fiscal years in the Registration Statement which the Company expects to file. To the best of our knowledge and belief the Company has not made these adjustments.


Very truly yours,


/s/ RICHARD A. EISNER & COMPANY LLP



                  575 Madison Avenue, New York, N.Y. 10022-2597
                 Telephone: (212) 355-1700, Fax: (212) 355-2414

                 Member of Summit International Associates, Inc.

         New York, NY . Melville, NY . Cambridge, MA . Florham Park, NJ